                                                                  EXHIBIT 10.34


                                    ANNEX X

                                       To

                        SALE AND CONTRIBUTION AGREEMENT

                                      and

                  RECEIVABLES PURCHASE AND SERVICING AGREEMENT

                                each dated as of

                                August 30, 2002

                         Definitions and Interpretation

                  SECTION 1. Definitions and Conventions. Capitalized terms used in the Sale Agreement and the Purchase Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

                  "Accession Agreement" shall mean an Accession Agreement substantially in the form of Exhibit A to the Collateral Agent Agreement.

                  "Accounting Changes" shall mean, with respect to any Person,
(a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by such Person's certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

                  "Accounts" shall mean the Collection Account, the Concentration Account, the Lockbox Accounts and the Retention Account, collectively.

                  "Accrued Monthly Yield" shall mean, as of any date of determination within a Settlement Period, the sum of the Daily Yields for each day from and including the first day of the Settlement Period through and including such date.

                  "Accrued Servicing Fee" shall mean, as of any date of determination within a Settlement Period, the sum of the Servicing Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

                  "Accrued Unused Commitment Fee" shall mean, as of any date of determination within a Settlement Period, the sum of the Unused Commitment Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

                  "Accumulated Funding Deficiency" shall mean an "accumulated funding deficiency" as defined in Section 412 of the IRC and Section 302 of ERISA, whether or not waived.

                  "Additional Amounts" shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Purchase Agreement.

                  "Additional Costs" shall have the meaning assigned to it in
Section 2.09(b) of the Purchase Agreement.

                  "Administrative Agent" shall have the meaning set forth in the Preamble of the Purchase Agreement.

                  "Administrative Services Agreement" shall mean that certain Administrative Services Agreement dated as of March 7, 2000, between Redwood and the Operating Agent.

                  "Adverse Claim" shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Purchase Agreement or any Lien created under the Collateral Agent Agreement.

                  "Affected Party" shall mean each of the following Persons: the Conduit Purchaser, the Committed Purchaser, the Liquidity Agent, each Liquidity Lender, the Administrative Agent, the Operating Agent, the Letter of Credit Agent, each Letter of Credit Provider, the Collateral Agent, the Depositary and each Affiliate of the foregoing Persons.

                  "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, twenty percent (20%) or more of the Stock having ordinary voting power in the election of directors of such Person,
(b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                  "Affiliated Servicer" shall have the meaning given such term in Section 6.01 of the Sale Agreement.

                  "Aggregate Offset Reserve" means, at any time, the aggregate Offset Reserve for all Obligors as reported on each Investment Base Certificate and Monthly Report, in each case, in a manner satisfactory to the Administrative Agent in its sole discretion.

                  "Appendices" shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

                  "Applicable Purchaser" shall mean (i) prior to the occurrence of a Committed Purchaser Funding Event, the Conduit Purchaser, and (ii) on and after the occurrence of a Committed Purchaser Funding Event, the Committed Purchaser.

                  "Authorized Officer" shall mean, with respect to any Person,
(i) the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer and each other officer of such Person specifically authorized in resolutions of the board of directors of such Person to sign agreements, instruments or other documents on behalf of such Person in connection with the transactions contemplated by the Sale Agreement, the Purchase Agreement and the other Related Documents and (ii) solely with respect to Investment Base Certificates, Commitment Reduction Notices and Capital Purchase Requests, any Director of Credit, Accounts Receivable Supervisor or Cash Management Supervisor.

                  "Availability" shall mean, as of any date of determination, the amount equal to the lesser of: (a) (i) the Investment Base multiplied by the Purchase Discount Rate, minus (ii) the Bill and Hold Discount Rate Reserve minus (iii) the Discount Reserve minus (iv) the Liquidity Availability Reserve, and (b) the Maximum Purchase Limit.

                  "Available LOC Percentage" shall mean twelve and one-half percent (12.5%); provided, that the Available LOC Percentage may be changed at any time by the Administrative Agent in its sole discretion, exercised in good faith, and, in the case of an increase only, upon satisfaction of the Rating Agency Condition with respect thereto.

                  "Bankruptcy Code" shall mean the provisions of title 11 of the United States Code, 11 U.S.C. ss. ss. 101 et seq.

                  "Bill and Hold Arrangement" means an arrangement, confirmed in writing, in which the Originator invoices one of its customers for goods but retains possession of such goods for a period of time, as long as each of the following requirements are satisfied:

                  (a) title to, and the risk of loss of, the goods is transferred to the customer, and the Originator's records are marked to indicate that title has passed,

                  (b) the Originator's records are adequate to enable the Originator or a third-party to identify the goods subject to such arrangement as separate from the Originator's own inventory at any time,

                  (c) the related invoice is payable on the normal due date for similar receivables of the Originator that do not arise from a Bill and Hold Arrangement, and

                  (d) except for delivery of such goods, no additional performance by the Originator, or acceptance by or other act of the Obligor thereunder, remains to be performed as a condition to any payments on such Receivable.

                  "Bill and Hold Concentration Reserve" means, at any time, the amount by which (i) the aggregate Outstanding Balance of all Eligible Receivables that are Bill and Hold Receivables exceeds (ii) the product of (a) fifteen percent (15%) and (b) the aggregate Outstanding Balance of all Eligible Receivables on such date.

                  "Bill and Hold Discount Rate Factor" shall mean, as of any date of determination, the percentage set forth in the following table opposite the Fixed Charge Coverage Ratio at such time:


                  Fixed Charge Coverage Ratio                Bill and Hold Discount Rate Factor

                          1.50 : 1.00                                       20%
                          1.40 : 1.00                                       25%
                          1.25 : 1.00                                       30%
                          1.10 : 1.00                                       35%

                  "Bill and Hold Discount Rate Reserve" shall mean, with respect to any date of determination, an amount equal to the product of (i) the Bill and Hold Discount Rate Factor and (ii) an amount equal to (a) the aggregate Outstanding Balance of all Eligible Receivables that are Bill and Hold Receivables minus (b) the Bill and Hold Concentration Reserve, if any, on such date.

                  "Bill and Hold Receivable" shall mean a Transferred Receivable that is subject to a Bill and Hold Arrangement.

                  "Billed Amount" shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

                  "Billing Date" shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

                  "Breakage Costs" shall have the meaning assigned to it in
Section 2.10 of the Purchase Agreement.

                  "Bringdown Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(ii)(B) and 3.01(a)(iii)(B), as applicable, to the Purchase Agreement.

                  "Budget" shall mean the Parent's and its Subsidiaries' annual operating plan, as approved by its Board of Directors, which shall include an income statement and cash flow statement; all prepared on the same basis and in similar detail as the financial statements referred to in Annex 5.02(a) and
7.07 to the Purchase Agreement.

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                  "Buyer" shall mean Avondale Funding, LLC, a Delaware limited liability company, in its capacity as purchaser under the Sale Agreement.

                  "Canadian Receivables Reserve" means, as of any date of determination, after giving effect to all Receivables to be Transferred on such date and the application of Collections thereon on such date, the amount by which (i) the aggregate Outstanding Balance of Eligible Receivables due from Obligors domiciled in Canada and payable in Dollars exceeds (ii) the product of
(a) 5% and (b) the aggregate Outstanding Balance of Eligible Receivables on such date.

                  "Capital Investment" shall mean, as of any date of determination with respect to any Purchaser, the amount equal to (a) the aggregate deposits made by the Purchasers to the Collection Account pursuant to
Section 2.04(b)(i) of the Purchase Agreement on or before such date and to such other accounts as directed by the Seller in accordance with the terms of the Purchase Agreement, plus (b) in the case of the Committed Purchaser only, any amounts advanced by the Committed Purchaser to the Conduit Purchaser under the LAPA in respect of Capital Investment when purchasing the Conduit Purchaser's Purchaser Interests, minus (c) in the case of the Conduit Purchaser only, any amounts advanced by the Committed Purchasers to the Conduit Purchaser under the LAPA in respect to the Capital Investment when purchasing the Conduit Purchaser's Purchaser Interests, minus (d) the aggregate amounts disbursed to such Purchaser in reduction of Capital Investment pursuant to Sections 6.03,
6.04 or 6.05 of the Purchase Agreement on or before such date.

                  "Capital Investment Available" shall mean, as of any date of determination, the amount, if any, by which Availability exceeds Capital Investment, in each case as of the end of the immediately preceding day.

                  "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                  "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

                  "Capital Purchase" shall have the meaning assigned to it in
Section 2.01 of the Purchase Agreement.

                  "Capital Purchase Request" shall have the meaning assigned to it in Section 2.03(b) of the Purchase Agreement.

                  "Change of Control" shall mean, with respect to any Person, any event, transaction or occurrence as a result of which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding shares of capital Stock of the Parent having the right to vote for the election of directors of the respective entity under ordinary circumstances; (b) during any twelve (12) consecutive calendar months ending after the Closing Date, individuals who at the beginning of such twelve-month period constituted the board of directors of the Parent or such Person (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Parent or such Person was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Parent then in office; (c) the Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of the Originator; (d) the Originator shall cease to own and control 100% of the membership interests of the Seller, or (e) the Parent has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of the assets of the Parent.

                  "Closing Date" shall mean August 30, 2002.

                  "Collateral Agent" shall mean GE Capital, in its capacity as collateral agent for the Conduit Purchaser and the Conduit Purchaser Secured Parties pursuant to the Collateral Agent Agreement.

                  "Collateral Agent Agreement" shall mean that certain Third Amended and Restated Collateral Agent and Security Agreement dated as of March 7, 2000, among Redwood, the Depositary and GE Capital, in its capacities as (a) the Collateral Agent, (b) the Operating Agent, (c) the Liquidity Agent and (d) the Letter of Credit Agent.

                  "Collection Account" shall mean (a) prior to a Committed Purchaser Funding Event, that certain segregated deposit account established by the Conduit Purchaser and maintained with the Depositary designated as the "Redwood Main Collection Account," account number 00386310, ABA No. 021001033,
Reference: Avondale Collection Account # 33991, or such other account established in accordance with the requirements set forth in Section 6.01(b) of the Purchase Agreement, and (b) following the occurrence of a Committed Purchaser Funding Event, an account established by the Administrative Agent designated as the Purchasers' Collection Account and otherwise in accordance with the requirements set forth in Section 6.01(b) of the Purchase Agreement.

                  "Collections" shall mean, with respect to any Receivable (or Excluded Receivable, as applicable), all cash collections and other proceeds of such Receivable (or Excluded Receivable, as applicable) (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible) and any payments by the Originator, the Seller or the Servicer in respect thereof under Section 4.02(o) or Section 4.04 of the Sale Agreement or Section 7.04 of the Purchase Agreement.

                  "Commercial Paper" shall mean those certain short-term promissory notes issued by the Conduit Purchaser (or, with respect to the Committed Purchaser, by GE Capital), from time to time in the United States of America commercial paper market.

                  "Committed Purchaser" shall mean GE Capital, its successors and assigns.

                  "Committed Purchaser Daily Yield" means, for any day, the product of (i) the sum of the Committed Purchaser Daily Yield Rate for such day, plus the Daily Margin on such day, plus, if a Termination Event has occurred and is continuing, the Daily Default Margin, multiplied by (ii) the Committed Purchaser's Capital Investment outstanding on such day.

                  "Committed Purchaser Daily Yield Rate" means, for any day during a Settlement Period, (a) the weighted average Committed Purchaser Yield Rates applicable to the Committed Purchaser's Capital Investment on such day, weighted by outstanding Capital Investment, divided by (b) 360.

                  "Committed Purchaser Expiry Date" shall mean August 29, 2003 (as such date may be extended for additional periods not to exceed 364 days from time to time upon the written agreement of the Conduit Purchaser, the Administrative Agent and the Committed Purchaser).

                  "Committed Purchaser Funding Event" shall mean the occurrence of either (A) a Redwood Termination Date, but only if both (i) no Termination Event has occurred and is continuing, and (ii) the Committed Purchaser Expiry Date has not occurred or (B) the Redwood Transfer Date.

                  "Committed Purchaser Yield Rate" means, with respect to any portion of the Committed Purchaser's Capital Investment on any day during a Settlement Period, the LIBOR Rate for such Settlement Period.

                  "Commitment Reduction Notice" shall have the meaning assigned to it in Section 2.02(a) of the Purchase Agreement.

                  "Commitment Termination Notice" shall have the meaning assigned to it in Section 2.02(b) of the Purchase Agreement.

                  "Concentration Account" shall mean that certain concentration account listed on Exhibit 4.01(r) to the Purchase Agreement established in the name of the Seller and held at the Concentration Account Bank.

                  "Concentration Account Bank" shall mean any bank or other financial institution at which the Concentration Account is maintained.

                  "Concentration Discount Amount" shall mean, with respect to any Obligor, and as of any date of determination after giving effect to all Eligible Receivables to be transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds the product of (a) the larger of (i) the smallest "Concentration Limit" set forth in the table below for such Obligor based upon (1) the long-term unsecured senior debt rating assigned to it at such time by S&P, (2) the long-term unsecured senior debt rating assigned to it at such time by Moody's, (3) the short-term unsecured senior debt rating assigned to it at such time by S&P and
(4) the short-term unsecured senior debt rating assigned to it at such time by Moody's and (ii) the Special Limit, if any, applicable to such Obligor, and (b) the Outstanding Balance of all Eligible Receivables on such date.


S&P                  MOODY'S            S&P                  MOODY'S              ALLOWABLE
LONG                 LONG               SHORT                SHORT                % OF
TERM                 TERM               TERM                 TERM                 ELIGIBLE
RATING               RATING             RATING               RATING               RECEIVABLES

AA- or higher        Aa3 or higher      A-1+                 P-1                  10.0%

A or A+              A2 or A1           A-1                  P-1                   8.0%

BBB+ or A-           Baa1 or A3         A-2                  P-2                   6.0%

BBB- or BBB          Baa3 or Baa2       A-3                  P-3                   3.5%

Below BBB- or Not    Below Baa3 or      Below A-3 or Not     Below P-3 or Not      3.5%
Rated by either      Not Rated by       Rated by either      Rated by either
S&P or Moody's       either S&P or      S&P or Moody's       S&P or Moody's
                     Moody's

                  It is understood that all debt ratings as referred to above refer to the public ratings of an Obligor's senior, unsecured and unguaranteed obligations.

                  "Conduit Purchaser" shall mean Redwood and its assigns.

                  "Conduit Purchaser Secured Parties" shall mean the Administrative Agent, Collateral Agent, the CP Holders, the Depositary, the Liquidity Agent, the Liquidity Lenders, the Letter of Credit Agent, the Letter of Credit Providers and the Operating Agent.

                  "Contract" shall mean any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

                  "Contributed Receivables" shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

                  "CP Holder" shall mean any Person that holds record or beneficial ownership of Commercial Paper.

                  "Credit and Collection Policies" shall mean the credit, collection, customer relations and service policies of the Originator in effect on the Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Administrative Agent.

                  "Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement dated as of September 28, 2000, among the Originator, as borrower, the lenders party thereto and Wachovia Bank, N.A., as agent for itself and the other lenders party thereto.

                  "Credit Facility" shall mean the Credit Agreement and the other loan documents executed in connection therewith, together with such amendments, restatements, supplements or modifications thereto or any refinancings, replacements or refundings thereof as may be agreed to by the Purchasers and the Administrative Agent.

                  "Daily Default Margin" shall mean, for any day on which a Termination Event has occurred and is continuing, two percent (2.0%) divided by 360.

                  "Daily Margin" shall mean, for any day, the Per Annum Daily Margin on such day divided by 360.

                  "Daily Yield" means, for any day, the sum of (a) the Redwood Daily Yield for such day, and (b) the Committed Purchaser Daily Yield for such day.

                  "Daily Yield Rate" shall mean the Redwood Daily Yield Rate or the Committed Purchaser Daily Yield Rate, as the case may be.

                  "Dealer" shall mean any dealer party to a Dealer Agreement.

                  "Dealer Agreement" shall mean any dealer agreement entered into by Redwood for the distribution of Commercial Paper.

                  "Debt" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) the "Obligations" as such term is defined in the Credit Facility, (l) the Indenture Securities and (m) the Seller Secured Obligations.

                  "Default Event" shall mean the occurrence of any of the following: a Termination Event, Incipient Termination Event, Servicer Termination Event or Incipient Servicer Termination Event.

                  "Defaulted Receivable" shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than (i) 60 days from its Maturity Date or (ii) 120 days from its Billing Date, (b) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of the type described in Sections 9.01(c) or 9.01(d) of the Purchase Agreement or (c) that otherwise is determined to be uncollectible and has been or should be written off as uncollectible in accordance with the Credit and Collection Policies.

                  "Default Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

                  (a) (i) the sum of the aggregate Outstanding Balances of all Transferred Receivables which remain unpaid for more than 60 days from their respective Maturity Dates as of the last day of each of the three Settlement Periods immediately preceding such date, plus (ii) the aggregate Outstanding Balance of Transferred Receivables that were written off as uncollectible during such three Settlement Periods.

                  to

                  (b) the sum of the respective aggregate Outstanding Balances of all Transferred Receivables as of the last day of each of the three Settlement Periods immediately preceding such date.

                  "Delinquency Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

                  (a) the sum of the aggregate Outstanding Balances of all Transferred Receivables which remain unpaid for more than 30 days but less than 61 days from their respective Maturity Date as of the last day of each of the three Settlement Periods immediately preceding such date to

                  (b) the aggregate Outstanding Balances of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

                  "Depositary" shall mean Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), or any other Person designated as the successor Depositary pursuant to and in accordance with the terms of the Depositary Agreement, in its capacity as issuing and paying agent or trustee in connection with the issuance of Commercial Paper.

                  "Depositary Agreement" shall mean that certain Depositary Agreement dated March 15, 1994, by and between Redwood and the Depositary and consented to by the Liquidity Agent.

                  "Designated Obligor" means any Obligor designated by the Administrative Agent to the Originator and the Seller as a "Designated Obligor" based on audits and other information available to the Administrative Agent that suggests that the collectibility of Receivables owed by such Obligor is in doubt and following a discussion among the Administrative Agent, the Originator and the Seller with respect to such designation.

                  "Dilution Factors" shall mean, with respect to any Receivable (including, without limitation, any Bill and Hold Receivable), any credits issued for rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), warehouse and other allowances, disputes, setoffs, chargebacks, defective returns, other returned or repossessed goods, inventory transfers, allowances for early payments, waivers, service charges and other similar allowances and credits that are reflected on the books of the Originator and made or coordinated with the usual practices of the Originator and any refusal by an Obligor to pay a Bill and Hold Receivable as a result of failure by the Obligor to have received the related goods or merchandise; provided, that any allowances or adjustments in accordance with the Credit and Collection Policies made on account of the insolvency of the Obligor thereunder or such Obligor's inability to pay shall not constitute a Dilution Factor; provided, further, that "Dilution Factors" shall not include any such allowances or credits to the extent that such allowances and credits have been fully included in the Offset Reserve for an Obligor in a manner acceptable to the Administrative Agent in its sole discretion.

                  "Dilution Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

                  (a) the aggregate Dilution Factors during the first Settlement Period immediately preceding such date to

                  (b) the aggregate Billed Amount of all Transferred Receivables originated during the fourth Settlement Period immediately preceding such date.

                  "Dilution Reserve Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) equal to the greater of
(a) 8.0% percent and (b) the ratio calculated in accordance with the following formula:

                  [(ADR x 2.00) + [(HDR - ADR) x  HDR]]  x  DILHOR
                                                  ---       ------
                                                  ADR        NRPB
                  where:

                  ADR = the average of the respective Dilution Ratios as of the last day of the 12 Settlement Periods immediately preceding such date.

                  HDR = the highest Two Month Rolling Dilution Ratio during the 12 Settlement Periods immediately preceding such date.

                  DILHOR = the aggregate Billed Amount of Transferred
                           Receivables originated during the two Settlement Periods immediately preceding such date.

                  NRPB = the Outstanding Balance of Transferred Receivables as of the last day of the first Settlement Period immediately preceding such date.

Notwithstanding the foregoing, the Dilution Reserve Ratio may be changed at any time at the sole discretion of the Administrative Agent, exercised in good faith, and, in the case of a decrease only, upon satisfaction of the Rating Agency Condition with respect thereto.

                  "Dilution Trigger Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

                  (a) the aggregate Dilution Factors during the first, second and third Settlement Periods immediately preceding such date to

                  (b) the aggregate Billed Amount of all Transferred Receivables originated during the first, second and third Settlement Periods immediately preceding such date.

                  "Discount Reserve" means, at any time, the product of (a) 1.5, (b) the Prime Rate plus 2.00%, (c) Capital Investment and (d) a fraction, the numerator of which is the higher of (i) 30 and (ii) the most recently reported Receivables Collection Turnover multiplied by two and the denominator of which is 360.

                  "Dollars" or "$" shall mean lawful currency of the United States of America.

                  "Domestic Person" shall mean a Person that (i) has a place of business located in the United States of America or Puerto Rico and (ii) such place of business is the billing address for all Receivables the Obligor of which is such Person.

                  "Dynamic Purchase Discount Rate" shall mean, as of any date of determination, the rate equal to (a) 100% minus (b) the sum of (i) the Loss Reserve Ratio plus (ii) the Dilution Reserve Ratio, plus (c) the Available LOC Percentage.

                  "Election Notice" shall have the meaning assigned to it in
Section 2.01(d) of the Sale Agreement.

                  "Eligible Receivable" shall mean, as of any date of determination, a Transferred Receivable:

                  (a) that is not a liability of an Excluded Obligor or a Designated Obligor;

                  (b) that is not a liability of an Obligor (i) organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) or (ii) having its principal place of business outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) or Canada;

                  (c) that is denominated and payable only in Dollars in the United States of America;

                  (d) that is not and will not be subject to any right of rescission, set-off, recoupment, counterclaim or defense, whether arising out of transactions concerning the Contract therefor or otherwise, except to the extent that any such amount has been reserved for in the Offset Reserve for the applicable Obligor in a manner satisfactory to the Agent in its reasonable discretion;

                  (e) that is not a Defaulted Receivable or an Unapproved Receivable;

                  (f) with respect to which all obligations on the part of the Originator have been performed in full (including completed delivery and performance of all goods and services covered thereby) and for which, except in the case of a Bill and Hold Receivable, no portion represents "billed but not yet shipped," "bill and hold" or "progress-billed" goods or merchandise, unperformed services, consigned goods or "sale or return" goods and which does not arise from a transaction for which any additional performance by the Originator, or acceptance by or other act of the Obligor thereunder, remains to be performed as a condition to any payments on such Receivable;

                  (g) as to which the representations and warranties of Sections 4.01(v)(ii)-(iv) of each Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

                  (h) that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator or the property of the Originator;

                  (i) that is a true and correct statement of a bona fide indebtedness incurred in the amount of the Billed Amount of such Receivable for goods or merchandise sold to or services rendered and accepted by the Obligor thereunder;

                  (j) that was originated by the Originator in the ordinary course of business and in accordance with and satisfies all applicable requirements of the Credit and Collection Policies;

                  (k) that represents the genuine, legal, valid, binding and enforceable obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

                  (l) that is entitled to be paid pursuant to the terms of the Contract therefor, has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified, and is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, or modification by the Originator (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policy);

                  (m) with respect to which the Originator has submitted all necessary documentation for payment to the Obligor thereunder and the Originator has fulfilled all of its other obligations in respect thereof;

                  (n) the stated term of which, if any, is not greater than 60 days after its Billing Date;

                  (o) that was created in compliance with and otherwise does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation, in each case except to the extent that such noncompliance or contravention could not reasonably be expected to have a material adverse effect on the collectibility, enforceability, value or payment terms of such Receivable;

                  (p) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or such Contract;

                  (q)      with respect to which the Obligor thereunder is not:
(i) bankrupt or insolvent, (ii) unable to make payment of its obligations when due, (iii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iv) the subject of a comparable receivership or insolvency proceeding;

                  (r) that is an "account" (and is not evidenced by a promissory note or other instrument and does not constitute chattel paper) within the meaning of the UCC of the jurisdictions in which each of the Parent, the Originator and the Seller are organized;

                  (s) that is payable solely and directly to the Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to the Collection Account or otherwise as directed pursuant to Article VI of the Purchase Agreement;

                  (t) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

                  (u) that complies with such other criteria and requirements as (i) the Administrative Agent may from time to time specify to the Seller or the Originator based on audits and other information available to the Administrative Agent and following a discussion among the Administrative Agent, the Originator and the Seller regarding such criteria and requirements or, (ii) required by any Rating Agency, upon such notice as may be specified by such Rating Agency;

                  (v) that is not the liability of an Obligor that is receiving or, under the terms of the Credit and Collection Policies, should receive merchandise, goods or services on a "cash on delivery" basis;

                  (w) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

                  (x) with respect to which no check, draft or other item of payment has previously been received which was returned unpaid or otherwise dishonored;

                  (y)      no portion of which constitutes (i) sales tax or
(ii) late fees, service charges or any other similar charges;

                  (z) that is not subject to any Lien, right, claim, security interest or other interest of any other Person, other than Liens in favor of the Administrative Agent (for the benefit of the Purchasers);

                  (aa) if such Transferred Receivable is a "Bill and Hold Receivable", with respect to which the Originator has not retained possession of the goods giving rise to such Transferred Receivable past the Maturity Date for such Transferred Receivable; and

                  (bb) with respect to which neither the Parent nor the Originator has any knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on such

Receivable will not be paid in full when due or to expect any other Material Adverse Effect to occur.

                  "Employee Control Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414 of the IRC.

                  "Employee Pension Plan" shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC and is either (i) maintained by a member of the Employee Control Group for members of the Employee Control Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Employee Control Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

                  "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.ss.ss. 9601 et seq.); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C.ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C.ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C.ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C.ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C.ss.ss. 651 et seq.); and the Safe Drinking Water Act (42
U.S.C.ss.ss. 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended from time to time and any regulations promulgated thereunder and any successor thereto.

                  "ERISA Affiliate" shall mean, with respect to the Parent or the Originator, any trade or business (whether or not incorporated) that, together with such Person, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

                  "ERISA Event" shall mean, with respect to the Parent, the Originator or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of the Parent, the Originator or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Parent, the Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by the Parent, the Originator or any ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

                  "ESOP" shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

                  "Event of Servicer Termination" shall have the meaning assigned to it in Section 9.02 of the Purchase Agreement.

                  "Excluded Obligor" shall mean any Obligor (a) that is an Affiliate of the Parent, the Originator or the Seller, (b) that is a Governmental Authority, (c) (i) if such Obligor is VF Corporation, with respect to which 35% of the aggregate Outstanding Balance of all Receivables owing by such Obligor remain unpaid for more than 60 days from their respective Maturity Dates or (ii) otherwise, with respect to which 50% or more of the aggregate Outstanding Balance of all Receivables owing by such Obligor remain unpaid for more than 60 days from their respective Maturity Dates or (d) any Designated Obligor.

                  "Excluded Receivable" shall mean any (1) indebtedness of an Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto (a) that was generated by Avondale Mills Graniteville Fabrics, Inc., a Delaware corporation, (b) the Obligor with respect to which is: (i) an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) or Canada or (ii) any Obligor that is a Non-Domestic Person if such Non-Domestic Person both (x) has been instructed to make payments on the Receivables owing by it to a bank account other than a Lockbox Account or the Concentration Account and (y) such Non-Domestic Person can be reasonably expected to follow such instructions or (c) which arises out of the provision of goods or merchandise which is being held by the Originator as bailee for Key Industries, Inc., (2) all rights to returned merchandise or goods (including goods which are subject to a Bill and Hold Arrangement, the delivery of which is cancelled for any reason whatsoever), the sale of which gave rise solely to the indebtedness described in the foregoing clause (1), and all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor, (3) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing solely payment of any of the foregoing indebtedness, (4) all Collections solely with respect to any of the foregoing, (5) all Records solely with respect to any of the foregoing, and (6) all proceeds (including, without limitation, returned goods) (whether constituting accounts, chattel paper, inventory, goods, documents, instruments or general intangibles) solely with respect to the foregoing.

                  "Existing Receivables Facility" shall mean the transactions contemplated by (i) that certain Amended and Restated Certificate Purchase Agreement dated as of December 21, 1997 (as the same may have been amended, restated, supplemented or otherwise modified from time to time, the "Certificate Purchase Agreement") among Avondale Receivables Company, a Delaware corporation, the Originator, the purchasers party thereto from time to time and The First National Bank of Chicago (now known as Bank One, N.A.) and
(ii) all other agreements, instruments, documents, pledges, consents, assignments, contracts, notices, and other items entered into in connection with the Certificate Purchase Agreement.

                  "Facility Termination Date" shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Purchase Agreement, (b) 90 days prior to the Final Purchase Date, (c) 30 days prior to the date of termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchaser delivered pursuant to and in accordance with Section 2.02(b) of the Purchase Agreement, (d) two (2) Business Days prior to the occurrence of the Committed Purchaser Expiry Date, (e) the date that is sixty (60) days prior to the "Termination Date" of the Credit Facility and (f) the date that is sixty days prior to the final due date of the Indenture Securities.

                  "Fair Labor Standards Act" shall mean the provisions of the Fair Labor Standards Act, 29 U.S.C. ss.ss. 201 et seq.

                  "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

                  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

                  "Fee Letter" shall mean that certain letter agreement dated August 30 2002, between the Seller, the Administrative Agent, the Committed Purchaser and the Conduit Purchaser.

                  "Final Purchase Date" shall mean August 29, 2007.

                  "Financial Statements" shall mean, consolidated and consolidating income statements, statements of cash flows and balance sheets of the Parent and its Subsidiaries delivered in accordance with Section 5.02(a) of the Purchase Agreement.

                  "Fixed Charge Coverage Ratio" shall have the meaning given such term in Annex G to the Purchase Agreement.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex X.

                  "GE Capital" shall mean General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.

                  "General Trial Balance" shall mean, with respect to the Originator and as of any date of determination, the Originator's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Seller and the Purchasers.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

                  "Guaranteed Obligations" shall mean, collectively: (a) all covenants, agreements, terms, conditions and indemnities to be performed and observed by the Originator under and pursuant to the Sale Agreement and each other document executed and delivered by it pursuant to the Sale Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by the Originator under the Sale Agreement, whether for fees, expenses (including counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason and (b) all obligations of the Originator and each other Affiliate of the Parent acting as Servicer under the Purchase Agreement, or which arise pursuant to the Purchase Agreement as a result of its termination as Servicer.

                  "Incipient Servicer Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

                  "Incipient Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

                  "Indemnified Amounts" shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

                  "Indemnified Person" shall have the meaning assigned to it in
Section 12.01(a) of the Purchase Agreement.

                  "Indemnified Taxes" shall have the meaning assigned to it in
Section 2.08(b) of the Purchase Agreement.

                  "Indenture" means that certain Indenture dated as of April 23, 1996 among the Originator, the Parent and The Bank of New York, as indenture trustee.

                  "Indenture Securities" means those certain 10-1/4% Senior Subordinated Notes issued by the Originator pursuant to the Indenture.

                  "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Purchase Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

                  "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of the Closing Date, among GE Capital (as Administrative Agent), Wachovia Bank, N.A., (as agent with respect to the Credit Facility), the Originator and Seller.

                  "Investment Base" shall mean, as of any date of determination, the amount equal to the Outstanding Balance of Eligible Receivables minus the Reserves with respect thereto, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by the Purchaser or the Administrative Agent based on Seller Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

                  "Investment Base Certificate" shall have the meaning assigned to it in Section 2.03(a) of the Purchase Agreement.

                  "Investment Company Act" shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C.ss.ss. 80a et seq., and any regulations promulgated thereunder.

                  "Investment Reports" shall mean the reports with respect to the Transferred Receivables and the Seller Collateral referred to in Annex 5.02(b) to the Purchase Agreement.

                  "Investments" shall mean, with respect to any Seller Deposit Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

                  "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder and any successor thereto.

                  "IRS" shall mean the Internal Revenue Service.

                  "LAPA" shall mean that certain Liquidity Loan and Asset Purchase Agreement dated as of August 30, 2002, among Redwood and GE Capital, in its capacities as (a) the Administrative Agent, (b) the Collateral Agent and Operating Agent for Redwood, (c) the initial Liquidity Lender, (d) the Liquidity Agent, and (e) the Committed Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

                  "Letter of Credit" shall mean that certain Irrevocable Letter of Credit No. RRC-3 dated March 7, 2000, issued by the Letter of Credit Providers at the request of Redwood in favor of the Collateral Agent pursuant to the Letter of Credit Agreement.

                  "Letter of Credit Agent" shall mean GE Capital, in its capacity as agent for the Letter of Credit Providers under the Letter of Credit Agreement.

                  "Letter of Credit Agreement" shall mean that certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of March 7, 2000, among Redwood, the Letter of Credit Agent, the Letter of Credit Providers and the Collateral Agent

                  "Letter of Credit Providers" shall mean, initially, GE Capital, in its capacity as issuer of the Letter of Credit under the Letter of Credit Agreement, and thereafter its successors and permitted assigns in such capacity.

                  "LIBOR Business Day" shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

                  "LIBOR Rate" shall mean for each Settlement Period, a rate of interest determined by the Administrative Agent equal to:

                           (a) the offered rate for deposits in Dollars for the applicable Settlement Period that appears on Reuters Libor Screen 01 and Libor Screen 02 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each Settlement Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

                           (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such Settlement Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System;

provided, that if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Committed Purchaser to agree to make or to make or to continue to fund or maintain any Purchases or Capital Investment at the LIBOR Rate, then, unless the Committed Purchaser is able to make or to continue to fund or to maintain such Purchases or Capital Investment at another branch or office of the Committed Purchaser without, in the Committed Purchaser's opinion, adversely affecting it or its Capital Investment or the income obtained therefrom, the LIBOR Rate shall in all such cases be equal to the Index Rate.

                  If such interest rates shall cease to be available from Reuters, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Seller.

                  "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

                  "Liquidity Agent" shall mean GE Capital, in its capacity as agent for the Liquidity Lenders pursuant to the LAPA.

                  "Liquidity Availability" means, at any time, the sum of (i) Capital Investment Available (modified, for purposes of this definition only, by treating the Liquidity Availability Reserve for purposes of such definition as being equal to zero) plus (ii) the maximum amount available to be immediately drawn (and not subject to any conditions precedent that have not already been fulfilled or could not be fulfilled through the delivery of solely administrative documents such as a borrowing request or borrowing base certificate) under the Credit Facility.

                  "Liquidity Availability Reserve" means, with respect to any date, (i) as long as the Liquidity Availability has been greater than $20,000,000 at all times since the later of (a) the Closing Date or (b) the date that is 90 days prior to such date, zero or (ii) otherwise, $6,000,000.

                  "Liquidity Lenders" shall mean, collectively, GE Capital and any other provider of Liquidity Loans under the LAPA.

                  "Liquidity Loans" shall mean any and all borrowings by Redwood under the LAPA.

                  "Litigation" shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

                  "LOC Draw" shall mean any draw under the Letter of Credit.

                  "Lockbox" shall have the meaning assigned to it in Section 6.01(a)(ii) of the Purchase Agreement.

                  "Lockbox Account" shall mean each lockbox account listed on
Exhibit 4.01(r) to the Purchase Agreement established in the name of the Seller and held at a Lockbox Account Bank, together with any other segregated deposit account established by the Seller for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Purchase Agreement.

                  "Lockbox Account Agreement" shall mean any agreement among the Originator, the Seller, GE Capital, as Administrative Agent, and a Lockbox Account Bank and/or Concentration Account Bank with respect to a Lockbox and Lockbox Account and/or Concentration Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Lockbox Account and/or Concentration Account are held by such Lockbox Account Bank and/or Concentration Account Bank, as the case may be, as custodian for GE Capital, as Administrative Agent, (b) neither the Lockbox Account Bank nor the Concentration Account Bank has any rights of setoff or recoupment or any other claim against such Lockbox Account or Concentration Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Account and for returned checks or other items of payment, (c) after the receipt of a "Notice of Direction" given by the Administrative Agent, such Lockbox Account Bank agrees to forward all Collections received in such Lockbox Account to the Concentration Account within one Business Day of receipt of available funds or as otherwise directed by the Administrative Agent, and (d) after the receipt of a "Notice of Direction" given by the Administrative Agent, such Concentration Account Bank agrees to forward all Collections received in the Concentration Account to the Collection Account within one Business Day of receipt of available funds or as otherwise directed by the Administrative Agent, and is otherwise in form and substance acceptable to the Administrative Agent.

                  "Lockbox Account Bank" shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

                  "Loss Reserve Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

                  2 x ARR x  DEFHOR
                             ------
                              NRPB

                  where:

                  ARR = the highest Three Month Aged Receivables Ratio during the 12 Settlement Periods immediately preceding such date.

                  DEFHOR = the aggregate Billed Amount of Transferred
                           Receivables originated during the four Settlement Periods immediately preceding such date.

                  NRPB = the Outstanding Balance of Transferred Receivables as of the last day of the first Settlement Period immediately preceding such date.

Notwithstanding the foregoing, the Loss Reserve Ratio may be changed at any time at the sole discretion of the Administrative Agent, exercised in good faith, and, in the case of a decrease only, upon satisfaction of the Rating Agency Condition with respect thereto.

                  "Margin Stock" shall have the meaning assigned to it in
Section 4.01(o) of the Purchase Agreement.

                  "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of (i) the Parent and its Subsidiaries, taken either individually or as a whole, (ii) the Originator and its Subsidiaries, taken either individually or as a whole, (iii) the Seller or (iv) the Servicer,
(b) the ability of the Parent, the Originator, the Seller or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Seller, the Purchasers, the Administrative Agent or the Collateral Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables, the Contracts therefor, the Seller Collateral or the ownership interests or Liens of the Seller or the Purchasers or the Administrative Agent thereon or the priority of such interests or Liens.

                  "Maturity Date" shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 60 days from the Billing Date.

                  "Maximum Purchase Limit" shall mean $90,000,000, as such amount may be reduced in accordance with Section 2.02(a) of the Purchase Agreement.

                  "Monthly Report" shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

                  "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

                  "MPPAA" shall mean the Multiemployer Pension Plan Amendments Act of 1980, amending Title IV of ERISA.

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which the Parent, the Originator or any ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "Net Worth Percentage" shall mean a fraction (expressed as a percentage) (a) the numerator of which equals the excess of assets over liabilities, in each case determined in accordance with GAAP consistently applied and (b) the denominator of which equals the Outstanding Balance of Transferred Receivables.

                  "Non-Domestic Person" shall mean a Person who is not a Domestic Person.

                  "Notice of Direction" shall mean a "Notice of Direction" as described in any Lockbox Account Agreement.

                  "Obligor" shall mean, with respect to any Receivable (or Excluded Receivable, as applicable), the Person obligated to make payments in respect thereof.

                  "Officer's Certificate" shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

                  "Offset Reserve" means, at any time, with respect to any Obligor, the amount established by the Servicer as a reserve for offsets to the aggregate Outstanding Balance of such Obligor's Transferred Receivables as a result of liabilities owed by the Originator to such Obligor, which shall not exceed the lesser of (i) such aggregate Outstanding Balance and (ii) the aggregate amount of such liabilities.

                  "Operating Agent" shall mean GE Capital, in its capacity as operating agent for the Conduit Purchaser under the Administrative Services Agreement.

                  "Originator" shall mean Avondale Mills, Inc., an Alabama corporation, as the seller of Receivables under the Sale Agreement.

                  "Originator Indemnified Person" shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

                  "Other Funding Agreements" shall mean any agreements entered into from time to time by the Purchaser for the purchase or financing of receivables.

                  "Outstanding Balance" shall mean, with respect to any Receivable and as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to or any other modifications that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

                  "Parent" shall mean Avondale Incorporated, a Georgia corporation.

                  "Parent Group" shall mean the Parent and each of its Affiliates other than the Seller.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Pension Plan" shall mean a Plan described in Section 3(2) of ERISA.

                  "Per Annum Daily Margin" shall have the meaning given such term in the Fee Letter.

                  "Permitted Investments" shall mean any of the following:

                  (a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the federal government of the United States or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the federal government of the United States, in each case with maturities of not more than 90 days from the date acquired;

                  (b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

                  (c) federal funds, certificates of deposit, time deposits and bankers' acceptances of any depository institution or trust company incorporated under the federal laws of the United States or any state, in each case with original maturities of not more than 90 days or, in the case of bankers' acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

                  (d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

                  (e) securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody's; and

                  (f) such other investments approved in writing by the Administrative Agent with respect to which each Rating Agency shall have confirmed in writing to the Purchaser and Collateral Agent that such investments shall not result in a withdrawal or reduction of the then current rating by such Rating Agency of the Commercial Paper.

                  "Permitted Originator Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable (other than with respect to environmental matters); (b) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Originator, the Seller or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of the Originator, the Seller or the Servicer; (e) inchoate and unperfected workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $500,000 at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Originator, the Seller or the Servicer is a party; (h) any attachment or judgment Lien not constituting a Termination Event under
Section 9.01(f) of the Purchase Agreement; (i) Liens existing on the Closing Date and listed on Schedule 4.03(b) of the Sale Agreement or Schedule 5.03(b) of the Purchase Agreement; (j) Liens expressly permitted under Section 4.03(b) of the Sale Agreement (except that such Liens shall not be deemed "Permitted Originator Encumbrances" until such Liens have satisfied the criteria set forth in such section), and (l) presently existing or hereinafter created Liens in favor of the Buyer, the Seller, the Purchasers, the Administrative Agent or the Collateral Agent.

                  "Permitted Seller Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable (other than with respect to environmental matters); (b) deposits securing statutory obligations of the Seller; and (c) presently existing or hereinafter created Liens in favor of the Purchasers, the Administrative Agent or the Collateral Agent.

                  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

                  "Puerto Rican Receivables Reserve" means, as of any date of determination, after giving effect to all Receivables to be Transferred on such date and the application of Collections thereon on such date, the amount by which (i) the aggregate Outstanding Balance of all Eligible Receivables due from Obligors domiciled in Puerto Rico and payable in Dollars exceeds (ii) $2,500,000.

                  "Plan" shall mean, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that the Parent, the Originator or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Originator or any ERISA Affiliate.

                  "Program Documents" shall mean the Letter of Credit Agreement, the LAPA, the Collateral Agent Agreement, the Depositary Agreement, the Commercial Paper, the Administrative Services Agreement, each Accession Agreement and the Dealer Agreements.

                  "Purchase" shall have the meaning assigned to it in Section
2.01 of the Purchase Agreement.

                  "Purchase Agreement" shall mean that certain Receivables Purchase and Servicing Agreement dated as of August 30, 2002, among the Seller, the Conduit Purchaser, the Committed Purchaser, the Servicer and the Administrative Agent.

                  "Purchase Assignment" shall mean that certain Purchase Assignment dated as of the Closing Date by and between the Seller and the Applicable Purchaser in the form attached as Exhibit 2.04(a) to the Purchase Agreement.

                  "Purchase Date" shall mean each day on which a Purchase is made.

                  "Purchase Discount Rate" shall mean, as of any date of determination, a rate equal to the lesser of (a) the Dynamic Purchase Discount Rate and (b) the Purchase Discount Rate Cap.

                  "Purchase Discount Rate Cap" shall mean a rate equal to eighty-five percent (85%).

                  "Purchase Excess" shall mean, as of any date of determination, the extent to which the Capital Investment exceeds the Availability, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by the Applicable Purchaser or the Administrative Agent based on Seller Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

                  "Purchaser Interest" shall mean the undivided percentage ownership interest of the Purchasers in the Transferred Receivables which are purchased under the Purchase Agreement. The Purchaser Interest of the Purchasers shall be expressed as a fraction of the total Transferred Receivables computed as follows:

                  PI =                 C + DR
                                      --------
                                      IB x PDR

         where:

                  PI =     the Purchaser Interest at the time of determination;

                  C =      the aggregate Capital Investment at such time;

                  DR = the Discount Reserve plus the Bill and Hold Discount Rate Reserve plus the Liquidity Availability Reserve;

                  IB =     the Investment Base at such time; and

                  PDR =    the Purchase Discount Rate at such time.

(a) The Purchaser Interest shall be calculated (or deemed to be calculated) on each Business Day from the Closing Date through the Facility Termination Date;
(b) from and after the Facility Termination Date until the Termination Date, the Purchaser Interest of the Purchasers shall be fixed at 100% and (c) after the Termination Date, at which time the Purchaser Interest shall equal zero.

                  "Purchasers" shall mean the Conduit Purchaser and the Committed Purchaser

                  "Qualified Plan" shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

                  "Rating Agency" shall mean Moody's and/or S&P, as applicable.

                  "Rating Agency Condition" shall mean, with respect to any action or event, that each Rating Agency has notified the Conduit Purchaser and the Administrative Agent in writing that such action or event will not result in a reduction or withdrawal of the rating of any outstanding Commercial Paper.

                  "Ratios" shall mean, collectively, the Default Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio, the Loss Reserve Ratio, the Receivables Collection Turnover, the Three Month Aged Receivables Ratio and the Two Month Rolling Dilution Ratio.

                  "Receivable" shall mean, with respect to any Obligor:

                  (a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services to such Obligor (and expressly including indebtedness arising out of a Bill and Hold Arrangement), including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

                  (b) all rights to returned merchandise or goods (including goods which are subject to a Bill and Hold Arrangement, the delivery of which is cancelled for any reason whatsoever), the sale of which gave rise to such indebtedness, and all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

                  (c) all of Seller's credits and balances due from the Originator existing at any time;

                  (d) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

                  (e) all Collections with respect to any of the foregoing;

                  (f) all Lockboxes, Lockbox Accounts, the Concentration Account into which any Collections are deposited and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing any Lockbox, Lockbox Account or the Concentration Account;

                  (g) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Buyer or any assignee or agent on behalf of the Buyer in substitution for or in addition to any of the foregoing;

                  (h) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the foregoing;

                  (i)      all Records with respect to any of the foregoing;
and

                  (j) all proceeds (including, without limitation, returned goods) (whether constituting accounts, deposit accounts, chattel paper, inventory, goods, documents, instruments, supporting obligations, letter of credit rights, investment property or general intangibles) with respect to the foregoing and all accessions to, and substitutions and replacements for, all of the foregoing;

provided, however, that the foregoing definition of "Receivable" shall exclude Excluded Receivables.

                  "Receivables Assignment" shall have the meaning assigned to such term in Section 2.01(a) of the Sale Agreement.

                  "Receivables Collection Turnover" shall mean, as of any date of determination, the amount (expressed in days) equal to:

                  (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balances of Transferred Receivables on the first day of each of the three Settlement Periods immediately preceding such date and
(ii) the denominator of which is equal to aggregate Collections received during such three Settlement Periods with respect to all Transferred Receivables,

                  multiplied by

                  (b) the average number of days contained in each such three Settlement Periods.

                  "Records" shall mean all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Originator, the Servicer, any Sub-Servicer or the Seller with respect to the Receivables (or solely with respect to the Excluded Receivables, as applicable) and the Obligors thereunder and the Seller Collateral.

                  "Redwood" shall mean Redwood Receivables Corporation, a Delaware corporation.

                  "Redwood Daily Yield" shall mean, for any day, the product of
(a) the Redwood Daily Yield Rate for such day, multiplied by (b) Redwood's Capital Investment outstanding on such day.

                  "Redwood Daily Yield Rate" means, on any day, a floating per annum rate equal to the sum of (a) the Daily Margin on such day, plus (b) if a Termination Event has occurred and is continuing, the Daily Default Margin, plus (c)(i) to the extent the Conduit

Purchaser's Purchases hereunder are being funded by the sale of Commercial Paper, (A) the per annum rate equivalent to the weighted average of the rates paid or payable by the Conduit Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of Commercial Paper that is allocated, in whole or in part, to fund or maintain the Conduit Purchaser's Capital Investment during the relevant Settlement Period, which rates shall reflect and give effect to Dealer fees, commissions of placement agents and other issuance costs in respect of such Commercial Paper, divided by (B) 360 days; provided, however, that if any component of such rate is a discount rate the rate used shall be the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum and (ii) to the extent the Conduit Purchaser's Purchases hereunder are not being financed by the sale of Commercial Paper, the daily rate to the Conduit Purchaser of borrowing such funds under the LAPA.

                  "Redwood Termination Date" means the date elected by Redwood or the Collateral Agent (which election shall be mandatory and immediate upon the occurrence of an event listed in clause (c) below), by notice to the Seller and the Administrative Agent as the Redwood Termination Date; provided, that on such date, one or more of the following events shall have occurred and be continuing: (a) a Seller LOC Draw; (b) the obligations of the Liquidity Lenders to make Liquidity Loans shall have terminated and such Liquidity Lenders shall not have otherwise been replaced; (c) an event of default under the Collateral Agent Agreement or any other Program Document shall have occurred; (d) the short term debt rating of a Liquidity Lender shall have been downgraded by a Rating Agency and such Liquidity Lender shall not have been replaced in accordance with the terms of the LAPA within 30 days thereafter; (e) Redwood or the Collateral Agent shall have determined that the funding of Transferred Receivables by Redwood under the Purchase Agreement is impracticable for any reason whatsoever, including as a result of (i) a drop in or withdrawal of any of the ratings assigned to the Commercial Paper by any Rating Agency, (ii) the imposition of Additional Amounts, (iii) restrictions imposed by any Person on the amount of Transferred Receivables Redwood may finance or (iv) the inability of Redwood to issue Commercial Paper; (f) any change in accounting standards shall occur or any pronouncement or release of any accounting or regulatory body (including FASB, AICPA or the Securities and Exchange Commission) shall be issued, or any other change in the interpretation of accounting standards shall occur, such that all or any portion of the Conduit Purchaser's assets and liabilities are deemed to be consolidated with the assets and liabilities of GE Capital or any of its Affiliates; (g) a Termination Event shall have occurred and be continuing; or (h) the outstanding loans to the Conduit Purchaser under the LAPA equal or exceed the Conduit Purchaser's Capital Investment at such time and no interest or other amounts are owed to the Conduit Purchaser under the Purchase Agreement or the other Related Documents.

                  "Redwood Transfer Date" means the date on which the Conduit Purchaser transfers to the Liquidity Lenders all of the Conduit Purchaser's right, title and interest in and to its Purchaser Interest in the Transferred Receivables, which transfer may be made at any time that any of the following has occurred: (i) a Termination Event, (ii) the Redwood Termination Date or
(iii) both (a) the outstanding loans made to the Conduit Purchaser pursuant to the LAPA equal or exceed the Conduit Purchaser's Capital Investment at such time and (b) no other amounts are owed to the Conduit Purchaser under the Purchase Agreement.

                  "Regulatory Change" shall mean any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any

Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

                  "Reinvestment Purchase" shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.

                  "Rejected Amount" shall have the meaning assigned to it in
Section 4.04 of the Sale Agreement.

                  "Related Documents" shall mean each Lockbox Account Agreement, the Fee Letter, the Intercreditor Agreement, the Sale Agreement, the Purchase Agreement, the Receivables Assignment, the Purchase Assignment and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Purchase Agreement or the transactions contemplated thereby. Any reference in the Sale Agreement, the Purchase Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

                  "Repayment Notice" shall have the meaning assigned to it in
Section 2.03(c) of the Purchase Agreement.

                  "Reportable Event" shall mean any of the events set forth in
Section 4043(b) of ERISA.

                  "Reserves" shall mean the aggregate Concentration Discount Amount for all Obligors of Transferred Receivables, the Aggregate Offset Reserve, the Canadian Receivables Reserve, the Puerto Rican Receivables Reserve, the Bill and Hold Concentration Reserve and such other reserves as the Administrative Agent may establish from time to time in its sole discretion.

                  "Retained Monthly Yield" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to Daily Yield from and including the first day of such Settlement Period through and including such date pursuant to Section 6.03(a)(ii)(A) and (B) of the Purchase Agreement.

                  "Retained Servicing Fee" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the Servicing Fee from and including the first day of such Settlement Period through and including such date pursuant to Section 6.03(a)(ii)(C) and (D) of the Purchase Agreement.

                  "Retained Unused Commitment Fee" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the Unused Commitment Fee from and including the first day of such

Settlement Period through and including such date in accordance with Section 6.03(a)(ii)(E) and (F) of the Purchase Agreement.

                  "Retention Account" shall mean, (i) with respect to the Conduit Purchaser, that certain segregated deposit account established by the Administrative Agent and maintained with the Depositary designated as the "Redwood Main Collection Account," account number 00386310, ABA No. 021001033,
Reference: Avondale Retention Account # 33992 and (ii) with respect to the Committed Purchaser, such other segregated deposit account as may be established by the Administrative Agent for the Committed Purchaser.

                  "Retention Account Deficiency" shall mean, as of any Settlement Date, (A) prior to the occurrence of a Committed Purchaser Funding Event, the amount, if any, by which (1) the amounts necessary to make the payments required under Sections 6.04(a)(i), (ii) and (iii) of the Purchase Agreement exceed (2) the amounts on deposit in the Retention Account or (B) after the occurrence of a Committed Purchaser Funding Event, the amount, if any, by which (1) the amounts necessary to make the payments required under Sections 6.04(a)(i), (ii) and (iii) of the Purchase Agreement exceed (2) the amounts actually distributed to the Administrative Agent pursuant to Sections 6.04(a)(i), (ii) and (iii) of the Purchase Agreement.

                  "Retiree Welfare Plan" shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

                  "Revolving Period" shall mean the period from and including the Closing Date through and including the day immediately preceding the Facility Termination Date.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

                  "Sale" shall mean a sale of Receivables by the Originator to the Seller in accordance with the terms of the Sale Agreement.

                  "Sale Agreement" shall mean that certain Sale and Contribution Agreement dated as of August 30, 2002, among the Originator (as transferor of Receivables), the Parent (as guarantor) and the Seller (as the buyer of receivables).

                  "Sale Price" shall mean, with respect to any Sale of Sold Receivables, the price calculated by the Seller and approved from time to time by the Administrative Agent equal to:

                  (a) the aggregate Outstanding Balance of such Sold Receivables, minus

                  (b) the expected costs to be incurred by the Seller in financing the purchase of such Sold Receivables until the Outstanding Balance of such Sold Receivables, as applicable, is paid in full, minus

                  (c) the portion of such Sold Receivables that are reasonably expected by the Originator be written off as uncollectible, minus

                  (d) the portion of such Sold Receivables that are reasonably expected by the Originator to be reduced by means other than the receipt of Collections thereon or pursuant to clause (c) above, minus

                  (e) amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivables;

provided, that such calculations shall be determined based on the historical experience of (y) the Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Seller, with respect to the calculations required in clauses (b) and (e) above.

                  "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Purchase Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Purchase Agreement and the Sale Agreement.

                  "Securities Act" shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

                  "Securities Exchange Act" shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

                  "Seller" shall mean Avondale Funding, LLC, a Delaware limited liability company, in its capacity as seller under the Purchase Agreement.

                  "Seller Account" shall mean a deposit account maintained in the name of the Seller at a commercial bank in the United States of America, as designated by the Seller from time to time.

                  "Seller Assigned Agreements" shall have the meaning assigned to it in Section 8.01(b) of the Purchase Agreement.

                  "Seller Collateral" shall have the meaning assigned to it in
Section 8.01 of the Purchase Agreement.

                  "Seller Account Collateral" shall have the meaning assigned to it in Section 8.01(c) of the Purchase Agreement.

                  "Seller LOC Draws" shall mean any payments made to the Purchaser in connection with the Letter of Credit and allocated to the Seller.

                  "Seller Secured Obligations" shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such


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
amounts are liquidated or determinable) owing by the Seller to any Affected Party under the Purchase Agreement and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including Capital Investment, Daily Yield, Yield Shortfall, Unused Commitment Fees, Unused Commitment Fee Shortfall, amounts in reduction of Purchase Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Seller in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys' fees and any other sum chargeable to the Seller thereunder, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Purchaser or the Administrative Agent or any transferee of the Purchaser or the Administrative Agent as a preference, fraudulent transfer or otherwise.

                  "Seller's Share" shall mean the ratio of (a) the Maximum Purchase Limit under the Purchase Agreement to (b) the aggregate maximum purchase limits or commitments under the Purchase Agreement and all Other Funding Agreements.

                  "Servicer" shall mean the Originator, in its capacity as the Servicer under the Purchase Agreement, or any other Person designated as a Successor Servicer.

                  "Servicer's Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(iii)(A) and (B) to the Purchase Agreement.

                  "Servicer Termination Notice" shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer's appointment under the Purchase Agreement has been terminated.

                  "Servicing Fee" shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the aggregate Outstanding Balance of the Transferred Receivables on such day.

                  "Servicing Fee Rate" shall mean 1.00%.

                  "Servicing Fee Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Servicing Fee exceeds the Retained Servicing Fee, in each case as of such date.

                  "Servicing Officer" shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer's Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.


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
                  "Servicing Records" shall mean all documents, books, Records and other information (including Servicing Software, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

                  "Servicing Software" shall mean the data processing software used by the Originator, Servicer and/or Seller for the purpose of servicing, monitoring, and retaining data regarding the Transferred Receivables, the Seller Collateral and the Obligors thereunder.

                  "Settlement Date" shall mean the tenth Business Day following the end of each Settlement Period.

                  "Settlement Period" shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each fiscal month of the Originator, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the Originator's fiscal month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the Originator's fiscal month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the Originator's fiscal month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each fiscal month of the Originator; provided, however, that upon the occurrence of the Committed Purchaser Funding Event, such Settlement Period shall terminate on the day prior to the Committed Purchaser Funding Event, and the next Settlement Period shall be the period from and including the day of the Committed Purchaser Funding Event through and including the last day of the Originator's fiscal month in which the Committed Purchaser Funding Event occurs.

                  "Sold Receivable" shall have the meaning assigned to it in
Section 2.01(b) of the Sale and Contribution Agreement.

                  "Solvency Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(i) to the Purchase Agreement.

                  "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Special Limit" shall mean, (i) with respect to VF Corporation as long as such Person's (a) long term unsecured debt rating is at least "BBB" from S&P and (b) long-term unsecured debt rating is at least "Baa2" from Moody's, 26%, (ii) with respect to Flynn Enterprises, Inc., as long as either (a) such Person is unrated by both S&P and Moody's or (b) the Rating Agency Condition has been satisfied after such Person is rated by S&P and/or Moody's, 8%, (iii) with respect to Williamson-Dickie Manufacturing Company, as long as either (a) such Person is unrated by both S&P and Moody's or (b) the Rating Agency Condition has been satisfied after such Person is rated by S&P and/or Moody's, 7% and (iv) with respect to any other Person, subject to satisfaction of the Rating Agency Condition, such percentage as may be specified by the Administrative Agent; provided, however, that each of the percentages contained in the foregoing definition may be changed at any time by the Administrative Agent, and, in the case of an increase only, upon satisfaction of the Rating Agency Condition with respect thereto; provided, further, that, as long as no Termination Event has occurred, the Administrative Agent shall give advance written notice to the Seller with respect to each such modification.

                  "Stock" shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

                  "Stockholder" shall mean, with respect to any Person, each holder of Stock of such Person.

                  "Sub-Servicer" shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

                  "Sub-Servicing Agreement" shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Purchase Agreement relating to the servicing, administration or collection of the Transferred Receivables.

                  "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under
Section 15 of the Securities Act.

                  "Successor Servicer" shall have the meaning assigned to it in
Section 11.02 of the Purchase Agreement.

                  "Successor Servicing Fees and Expenses" shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Seller, the Purchasers and the Administrative Agent.

                  "Termination Date" shall mean the date on which (a) Capital Investment has been permanently reduced to zero, (b) all other Seller Secured Obligations under the Purchase Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Maximum Purchase Limit has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Purchase Agreement.

                  "Termination Event" shall have the meaning assigned to it in
Section 9.01 of the Purchase Agreement.

                  "Three Month Aged Receivables Ratio" shall mean, as of any date of determination, the average of the ratios (each expressed as a percentage) for each of the three Settlement Periods immediately preceding such date of:

                  (a) (i) the sum of the respective Outstanding Balances of Transferred Receivables with respect to which any payment, or part thereof, remained unpaid for more than 60 but less than 91 days from their respective Billing Dates as of the last day of such Settlement Period plus (ii) the aggregate Outstanding Balance of Transferred Receivables that were written off as uncollectible less than 60 days from their respective Billing Dates during such Settlement Period to

                  (b) the aggregate Billed Amount of Transferred Receivables originated during the fifth Settlement Period immediately preceding such Settlement Date.

                  "Title IV Plan" shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that the Parent, the Originator or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

                  "Transfer" shall mean any Sale or capital contribution of Transferred Receivables by the Originator to the Seller pursuant to the terms of the Sale Agreement.

                  "Transfer Date" shall have the meaning assigned to it in
Section 2.01(a) of each Sale Agreement.

                  "Transferred Receivable" shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by the Originator pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Seller.

                  "Two Month Rolling Dilution Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

                  (a) the aggregate Dilution Factors during the first and second Settlement Periods immediately preceding such date to

                  (b) the aggregate Billed Amount of all Transferred Receivables originated during the fourth and fifth Settlement Periods immediately preceding such date.

                  "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

                  "Unapproved Receivable" shall mean any receivable (a) with respect to which the obligor thereunder is not an Obligor on any Transferred Receivable and whose customer relationship with the Originator arises as a result of the acquisition by the Originator of another Person, any such Person's assets or such receivable or (b) that was originated in accordance with standards established by another Person acquired by the Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

                  "Underfunded Plan" shall mean any Plan that has an Underfunding.

                  "Underfunding" shall mean, with respect to any Plan, the excess, if any, of (a) the present value of all benefits under the Plan (based on the assumptions used to fund the Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Plan as of such valuation date.

                  "Undertaking" shall have the meaning given such term in
Section 6.01 of the Sale Agreement.

                  "United States" shall mean the United States of America (including the District of Columbia but otherwise excluding its territories and possessions).

                  "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Parent, the Originator or any ERISA Affiliate as a result of such transaction.

                  "Unused Commitment Fee" shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Unused Commitment Fee Rate divided by (ii) 360, multiplied by (b) the positive difference, if any, between
(i) the Maximum Purchase Limit and (ii) the Capital Investment on such day.

                  "Unused Commitment Fee Rate" shall have the meaning given such term in the Fee Letter.


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
                  "Unused Commitment Fee Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Unused Commitment Fee exceeds the Retained Unused Commitment Fee, in each case as of such date.

                  "Weekly Settlement Day" shall mean (a) prior to the occurrence of a Default Event, the last Business Day of each calendar week and
(b) from and after the occurrence of a Default Event, each Business Day.

                  "Welfare Plan" shall mean a Plan described in Section 3(1) of ERISA.

                  "Yield Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Monthly Yield exceeds the Retained Monthly Yield, in each case as of such date.

                  SECTION 2.        Other Terms and Rules of Construction.

                  (a) Accounting Terms. Unless otherwise specifically provided in the Purchase Agreement or the Sale Agreement, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in any Related Document, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties thereto agree upon the required amendments thereto, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained therein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

                  (b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York from time to time to the extent the same are used or defined therein.

                  (c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words "herein," "hereof" and "hereunder" and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

                  (d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with Schedule 1 attached to this Annex X. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the third decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.


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